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              MARINE DRILLING COMPANIES 401(k) PROFIT SHARING PLAN


We all plan for the future and look forward to the time when we can retire with a dependable income for the rest of our lives. This Plan, called the Marine Drilling Companies 401(k) Profit Sharing Plan, is provided to help you achieve financial security during your retirement years. This booklet presents a summary description of your Plan. We urge you to read it carefully for a better understanding of the benefits that are available to you.

This booklet is intended only as a summary of the Plan. Every effort has been made to accurately describe the Plan provisions which are contained in the Plan documents. You should consult the Plan document in the event you have any questions about your benefits and the Plan's provisions that this booklet does not answer.

You may become more familiar with your Plan by reading the documents which are available at the Home Office during regular business hours. If you would like your own copy of the documents, you may obtain one by writing to your Plan Administrator. There may be a small charge for this service.


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                                TABLE OF CONTENTS


INTRODUCTION..................................................................................1

PLAN NAME AND EFFECTIVE DATE..................................................................1

PLAN YEAR AND RECORDS.........................................................................1

ELIGIBILITY, PARTICIPATION DATE AND ENROLLMENT................................................2

SERVICE.......................................................................................2

COMPENSATION..................................................................................4

CONTRIBUTIONS.................................................................................5

YOUR PARTICIPANT'S ACCOUNT....................................................................8

INVESTMENT OF CONTRIBUTIONS..................................................................13

ANSWERLINE 1-800 TELEPHONE SERVICE...........................................................15

YOUR VESTED INTEREST.........................................................................17

WITHDRAWALS OF CONTRIBUTIONS.................................................................18

LOANS........................................................................................22

SUSPENSION OF CONTRIBUTIONS..................................................................23

DISTRIBUTION OF BENEFITS.....................................................................24


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


RETIREMENT...................................................................................35

CIRCUMSTANCES WHICH MAY LIMIT PLAN PARTICIPATION OR BENEFITS.................................36

QUALIFIED DOMESTIC RELATIONS ORDERS..........................................................37

LIMITATIONS ON WITHDRAWALS...................................................................37

TOP HEAVY PROVISIONS.........................................................................37

ADDITIONAL INFORMATION.......................................................................38

APPROVAL BY THE INTERNAL REVENUE SERVICE.....................................................40

YOUR ERISA RIGHTS............................................................................41

CLAIMING YOUR BENEFIT........................................................................42



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                                  INTRODUCTION


Connecticut General Life Insurance Company, a CIGNA Company, has been retained to assist us with the operation of our Plan. Their administrative and investment system is unique and one of the most sophisticated available. They have more than 200 years of experience in providing insurance and financial services to organizations and individuals worldwide.


                          PLAN NAME AND EFFECTIVE DATE


The Marine Drilling Companies 401(k) Profit Sharing Plan originally became effective on July 1, 1980.

This booklet describes the Plan in operation on January 1, 1995, as updated for the Tax Reform Act of 1986 (TRA '86), the Omnibus Budget Reconciliation Act of 1986 (OBRA '86) and the Unemployment Compensation Amendment of 1992 (UCA '92).

                              PLAN YEAR AND RECORDS

Records of the Plan are kept on a Plan Year basis. The Plan Year is the 12-month period beginning on January 1 each year and ending on December 31.




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                 ELIGIBILITY, PARTICIPATION DATE AND ENROLLMENT

If you are currently a Participant in the Plan, you will continue to participate under the revised Plan. If you are not currently a Participant, you will be eligible to participate in the Plan if you are an Employee and:

o        you have at least 1/4 Year of Service.

o        you are not a Leased Employee.

If you are an eligible Employee, you will become a Participant in the Plan as of the first day of the month following the date on which you meet the eligibility requirements.

To become a Participant, you must complete an enrollment form and, if applicable, a Salary Deferral Agreement provided by the Plan Administrator. If you are a rehired Employee, see your Plan Administrator for details on your participation in the Plan.

                                     SERVICE

Your Service begins with your date of employment. The following explains the various terms associated with Service.

PERIOD OF SERVICE

The term Period of Service means the Employer-Employee relationship which begins on your employment date and continues until your Severance from Service Date. (Note: Your Period of Service will include any Period of Severance beginning on your Severance from Service Date that is less than 12 months).



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PERIOD OF SEVERANCE

A Period of Severance equals the period of time commencing on your Severance from Service Date and ending on the date you are re-employed.

SEVERANCE FROM SERVICE DATE

Your Severance from Service Date will be the earliest of 1, 2, or 3 below:

1. The date you terminate employment by reason of a quit, discharge, permanent disability, retirement, or death.

2. The second anniversary of the first day you are absent from Service for maternity or paternity reasons.

3. The first anniversary of the first day you separate from service for any other reason such as an authorized leave of absence, sickness, vacation, etc., after which you do not return to work.

YEAR OF SERVICE

You will be credited with one Year of Service for each Period of Service equaling 12 months. Service counted in computing Years of Service need not be consecutive or continuous, and all fractional Periods of Service shall be aggregated.

BREAK IN SERVICE

The term Break in Service means a consecutive 12-month Period of Severance, beginning on your Severance from Service Date. The Severance from Service Date of an Employee who is absent from Service by reason of a maternity/paternity absence is the second anniversary of the first date of such absence. This means that the first possible Break in Service would occur 12 months later. The period of time between the first and second anniversaries of your absence from work is neither a Period of Service nor a Period of Severance.


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The Plan Administrator may require that you certify in a timely fashion that your leave is for one of these purposes.

There are special rules governing a Break in Service if you terminate for reasons such as an authorized leave or sickness. See your Plan Administrator for details.

                                  COMPENSATION

For purposes of this Plan, your Compensation is based on your wages and other payments for the Plan Year that are normally reported by us as "Wages, tips, other compensation" on your Form W-2. Compensation does not include fringe benefits such as your deductible moving expenses paid or reimbursed by us or other expense allowances. Amounts that we may contribute on your behalf to salary deferral arrangements, which are excludable from your gross income under the Internal Revenue Code, are included as part of your Compensation for the purposes of this Plan.

The Plan will not recognize Compensation earned while you are in an ineligible class of employees.

For Plan Years beginning in 1994, Compensation in excess of $150,000 will not be considered Compensation for purposes of this Plan. Although the $150,000 is to be adjusted annually for cost-of-living increases, if the accumulated annual cost-of-living adjustment does not equal or exceed $10,000 it will be disregarded. In some cases, this limit is applied to a total family group working for the same employer. If any Plan Year is shorter than 12 months, this limit will be adjusted.







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                                  CONTRIBUTIONS


ELECTIVE DEFERRAL CONTRIBUTIONS

While you are a Participant, you may make contributions to the Plan by means of a Salary Deferral Agreement. You may defer your salary by an amount equal to not less than 1% nor more than 15% of your Compensation. We, in turn, will contribute to the Plan the amount by which you defer your salary. You may change the amount of your Elective Deferral Contributions on the first of the month provided you give the Plan Administrator 15 days advance notice.

The salary you defer will not be included in your income we report to the federal government for income tax purposes. You will pay taxes on Elective Deferral Contributions when your contributions are distributed to you from the Plan.

MATCHING CONTRIBUTIONS

For each $1.00 you contribute as an Elective Deferral Contribution, up to 5% of your Compensation, we plan on contributing $1.00 on your behalf. However, this is a discretionary amount and may vary periodically throughout the year. The Matching Contributions we make on your behalf will be used to purchase shares of Marine Drilling Companies, Inc. common stock.

Contributions will be made monthly. If you are a Participant on the last day of this Monthly Contribution Period, we will make a contribution on your behalf.

Should you retire, become disabled or die during the Contribution Period, a Matching Contribution will be made on your behalf for the period during which you were a Participant.

The allocation that will be made on your behalf may be affected in any year that the Plan is considered Top Heavy.

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DISCRETIONARY CONTRIBUTIONS

We may make a contribution to the Plan at the end of the Plan Year. However, the amount of contribution may vary from year to year.

In order for you to share in the Discretionary Contribution, you must be a Participant on the last day of the Plan Year.

Should you retire, become disabled or die during the Plan Year, a Discretionary Contribution will be made on your behalf for the period during which you were a Participant.

When we make a contribution it will be allocated to you in the following manner:

Step 1 - You will receive an amount equal to 5.7% of the sum of your total Compensation plus your Compensation that is in excess of $62,700. However, if we do not contribute enough to provide this amount for all Participants, you will receive an amount equal to the same proportion that your Compensation plus Compensation in excess of $62,700 bears to the Compensation plus Compensation in excess of $62,700 of all Participants eligible to receive a contribution.

Step 2 - If there is any remaining contribution after applying Step 1, the amount allocated to you will be in the same proportion that your Compensation bears to the total Compensation paid to all Participants in the Plan.

The dollar amount limit noted above is a figure always equal to the Social Security Taxable Wage Base and will increase when the Wage Base increases. At such time that the Internal Revenue Service adjusts the OASDI (Old-Age, Survivors and Disability Insurance) tax rate, so that the old-age insurance portion of the rate exceeds 5.7%; the percentage in Step 1 above will be equal to the old-age insurance proportion of the OASDI rate in effect at the beginning of the Plan Year.

The allocation that will be made on your behalf may be affected in any year that the Plan is considered Top Heavy.


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ROLLOVER CONTRIBUTIONS

Contributions from a retirement plan established by a former Employer may be "rolled over" to your Participant's Account under this Plan either directly or through the medium of an individual retirement account. There are special rules concerning acceptance of Rollover Contributions. Therefore, if you wish to bring Rollover Contributions into this Plan, contact your Plan Administrator for more details.

Please Note: If you do bring Rollover Contributions into this Plan, your future access to these amounts will be governed by the terms of the Plan as further described in this booklet.

PRIOR EMPLOYEE CONTRIBUTIONS

Prior to June 17, 1994, you were permitted to make Employee Contributions to your Participant's Account. You may no longer make Employee Contributions; however, your Prior Employee Contributions may remain invested in the Plan and may be withdrawn and distributed to you as provided in the WITHDRAWAL OF CONTRIBUTIONS section and DISTRIBUTION OF BENEFITS section in this booklet.

FORFEITURES

In addition, at the end of the Plan Year, any available Forfeitures as further described in the "Termination Of Employment" section of this booklet, will be allocated to you in the same manner as Matching Contributions described above. Once allocated to your Participant's Account, the Forfeitures will be treated as Matching Contributions as further discussed in this booklet.

Be sure to read the CIRCUMSTANCES WHICH MAY LIMIT PLAN PARTICIPATION OR BENEFITS, the LIMIT ON CONTRIBUTIONS and the TOP HEAVY PROVISIONS sections of this booklet for details on the circumstances and conditions which may affect Plan contributions or your future Plan participation.

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                             LIMIT ON CONTRIBUTIONS


ANNUAL ADDITIONS LIMIT

Federal law requires that amounts contributed on your behalf for a given year generally may not exceed the lesser of 1 or 2 below:

1. $30,000 (or such other amount as may be prescribed by the Secretary of the Treasury or his delegate).

2.       25% of your Compensation.

If you need further details on how this limit applies to you, contact your Plan Administrator.

ANNUAL  LIMIT  (EXCESS  ELECTIVE  DEFERRALS)

Federal tax law limits the dollar amount of your salary deferral contributions, including Elective Deferral Contributions, to all 401(k) and similar plans in which you participate in any calendar year.

For 1996 the annual limit is $9,500. The IRS adjusts this limit each year for inflation.

If your Elective Deferral Contributions reach the annual limit during a calendar year, we will take the following steps:

o Your Elective Deferral Contributions and Matching Contributions will stop.

o If your Participant's Account contains any Elective Deferral Contributions in excess of the limit for the year, the excess amount will be distributed to you no later than the April 15 following the end of the Plan Year in which the excess arose. You must report this excess amount as part of your gross income on your IRS Form 1040 for the year in which the excess was contributed.


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         The excess amount distributed to you will also include any interest earned on the excess during the calendar year in which the excess amount was contributed to the Plan. The interest allocable to the excess is includible in your gross income for the year in which the interest is distributed to you.

o If your Elective Deferral Contributions are stopped during the year because you reach the contribution limit, they will resume automatically beginning with the first pay period in the following year.

If you participate in more than one 401(k) or similar type plan during the year, we may not be aware that your total contributions to all of your plans in which you participated have exceeded the annual limit. You should keep track of your salary deferral contributions to all plans to ensure that you do not exceed the limit.

If you participate in more than one 401(k) or similar type plan during the year and your salary deferral contributions do exceed the limit, you may request to withdraw all or part of the excess from this Plan. To do this you must notify the Plan Administrator in writing by March 1 of the existence of the excess and request that the excess be distributed to you by April 15. The notice must include:

o The amount of the excess you wish to withdraw from this Plan (not to exceed the amount of Elective Deferral Contributions actually made to your Participant's Account under this Plan during the year).

o The names of the other 401(k) or similar plans to which you made salary deferral contributions and the amount of your contributions to each plan.

o A signed, written statement indicating that if the amount requested is not distributed to you, then this amount, when added to all other salary deferral contributions made on your behalf for the year, will exceed the annual limit.

If your request is late or does not contain all the necessary information, it cannot be honored by the Plan Administrator.


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If you do not withdraw the excess by the April 15 following the year in which the excess occurred, you will be taxed twice on this amount: once in the year in which the excess arose and again when the excess is actually distributed to you from the Plan.

Finally, the Internal Revenue Code requires that any Matching Contributions directly related to the excess amount distributed to you must be forfeited from your Participant's Account and returned to the Plan.

ACTUAL DEFERRAL PERCENTAGE TEST
(EXCESS CONTRIBUTIONS)

To ensure that the Elective Deferral Contributions made to this Plan during a Plan Year do not unfairly favor Highly Compensated Employees, the Internal Revenue Code limits the extent to which the Elective Deferral Contributions of Highly Compensated Employees can exceed the Elective Deferral Contributions of all other employees. In order to satisfy this limit for a Plan Year, we may find it necessary to take some or all of the following actions:

o During the Plan Year the Plan Administrator may reduce the maximum percentage Highly Compensated Employees can contribute as Elective Deferral Contributions to the Plan.

         If the Plan Administrator determines that the Elective Deferral Contribution percentage for Highly Compensated Employees must be lowered, the future Elective Deferral Contributions of all Highly Compensated Employees whose contribution rates are higher than the new, lower maximum rate will be adjusted downward automatically.

         If the Plan Administrator subsequently determines that the maximum Elective Deferral Contribution percentage rate for Highly Compensated Employees can be raised, the Plan Administrator will automatically raise the level of each Highly Compensated Employee's Elective Deferral Contribution percentage to the new maximum level or to the level that was previously authorized by the affected employee, whichever is lower.

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o        If at the end of any Plan Year the limit is exceeded, the Plan
         Administrator may return any Elective Deferral Contributions that exceed the limit to the affected Highly Compensated Employees. This corrective distribution will be made within 12 months after the Plan Year ends. The amount of the excess Elective Deferral Contributions returned will include any interest earned on the excess during the Plan Year in which the excess was contributed.

         The Internal Revenue Code requires that any Matching Contributions directly related to the excess Elective Deferral Contributions returned must be forfeited from the affected Highly Compensated Employee's Account and returned to the Plan.

o We may make sufficient "Qualified" Nonelective Contributions or "Qualified" Matching Contributions to participants in order to meet the limits.

ACTUAL CONTRIBUTION PERCENTAGE TEST
(EXCESS AGGREGATE CONTRIBUTIONS)

The Internal Revenue Service has placed limits on the amounts of the following contributions which can be contributed each year to this Plan on behalf of Highly Compensated Employees:

o        Matching Contributions

In order to satisfy this limit for the Plan Year, we may find it necessary to take some or all of the following actions:

o The Plan Administrator may have to limit the level of Matching Contributions made to the Participant Accounts of Highly Compensated Employees.

         If the Plan Administrator lowers the level of Matching Contributions made to the Accounts of Highly Compensated Employees and subsequently determines that the contribution level can be increased, the contributions will be increased to the new, higher level automatically.

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o        If at the end of any Plan Year the limit is exceeded, the Plan
         Administrator may return the vested Matching Contributions that exceed the limit to the affected Highly Compensated Employees. This corrective distribution will be made within 12 months after the Plan Year ends. The amount of the excess vested Matching Contributions returned will include any interest earned on the excess during the Plan Year in which the excess was contributed.

         If a Highly Compensated Employee is not 100-percent vested, the non-vested portion of the excess Matching Contributions that otherwise would have been refunded will be forfeited from the affected Highly Compensated Employee's Account and returned to the Plan.

o We may make sufficient "Qualified" Nonelective Contributions to participants in order to meet the limit.

SPECIAL NOTE

In order to meet the tests described above, from time to time we may designate some or all of the contributions we make on your behalf as Qualified Nonelective Contributions and/or Qualified Matching Contributions. These "Qualified" contributions will be subject to government regulations whereby they are 100% immediately vested and may not be distributed before you terminate your employment, die, become disabled, or retire before the Plan is terminated without a replacement plan being established.

HIGHLY COMPENSATED EMPLOYEES

This booklet refers to the term "Highly Compensated Employee." Generally, a Highly Compensated Employee is an Employee who owns at least 5% of the company; earns more than $100,000; earns more than $66,000 and is one of the top 20% by pay of the Employer; or is an officer and earns more than $60,000. The above dollar amounts are generally adjusted for cost of living adjustment factors determined by the government.

The rules involving who is a Highly Compensated Employee are relatively complicated. Your Plan Administrator can provide you with further details.

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Be sure to read the CIRCUMSTANCES WHICH MAY LIMIT PLAN PARTICIPATION OR
BENEFITS, the LIMIT ON CONTRIBUTIONS and the TOP HEAVY PROVISIONS sections of this booklet for details on the circumstances and conditions which may affect Plan contributions or your future Plan participation.

                           YOUR PARTICIPANT'S ACCOUNT

The Trustee is responsible for the Plan's fund. Contributions made to your Participant's Account will be invested in the following account(s):

o Guaranteed Long-Term Account

o Employer Stock Account

o INVESCO Industrial Income Account

o Stock Market Index Account

o Fidelity Growth Opportunities Account

o Fidelity Contrafund Account

o PBHG Growth Account

o Warburg Pincus Emerging Growth Account

o Warburg Pincus International Equity Account

The following describes the investment account(s):

GUARANTEED LONG-TERM ACCOUNT

This account is structured to provide a consistently high return over the longer term and a guarantee against loss. The interest rate is declared in advance and will be changed periodically to reflect current long-term investment conditions. Interest is credited to the Guaranteed-Long Term Account daily. Both principal and credited interest are guaranteed, by Connecticut General, against loss.

EMPLOYER STOCK ACCOUNT

This account is structured to provide the potential for growth, and gives you the opportunity to invest in shares of Marine Drilling Companies, Inc. common stock. Since the performance of this account is dependent upon the performance of Marine Drilling Companies, Inc. common stock, there can be no guarantees mad on the monies invested in this account. Dividends, when and if paid, will be credited to the Employer Stock Account. Contributions that are to be invested in the Employer Stock Account will be invested in a guaranteed short term account prior to actual investment in the Employer Stock Account. All Matching Contributions you receive will be used to purchase shares of Employer Stock.

INVESCO INDUSTRIAL INCOME ACCOUNT

Money designated for the INVESCO Industrial Income Account, a separate account of Connecticut General Life Insurance Company, will be invested in shares of the INVESCO Industrial Income Fund, a mutual fund of INVESCO Funds Group, Inc. The mutual fund manager seeks the best possible current income while following sound investment practices. The fund is invested in dividend-paying common stocks, which provide a relatively high yield and stable return, and may also provide capital appreciation over the long-term. Investments may also be made in convertible bonds and preferred stocks.

Be aware that the value of the INVESCO Industrial Income Account will fluctuate in response to stock market developments. Principal and earnings are not guaranteed in this account.

STOCK MARKET INDEX ACCOUNT

This account provides the potential for growth through investment in common stocks representing the Standard and Poor's Composite Stock Index (S&P500 index) and S&P500 Index futures instruments. Since the performance of this account is dependent upon the performance of the common stocks held for investment there can be no guarantees made on the monies invested in this account.

FIDELITY GROWTH OPPORTUNITIES ACCOUNT

Money designated for the Fidelity Growth Opportunities Account, a separate account of Connecticut General Life Insurance Company, will be invested in shares of the Fidelity Advisor Growth Opportunities Fund, a mutual fund of Fidelity Investments. The Fidelity Advisor Growth Opportunities Fund seeks capital growth by investing primarily in common stocks or securities convertible into common stocks. The Fidelity Advisor Growth Opportunities Fund may purchase all types of securities (including foreign securities) such as common and preferred stocks; bonds, debentures, notes and other debt securities; and warrants and other rights to purchase securities. At least 65% of the Fidelity Advisor Growth Opportunities Fund is invested in securities of companies that the Fund Manager believes have long-term growth potential.

Be aware that the value of the Fidelity Growth Opportunities Account will fluctuate in response to stock market developments. In addition, any investment in foreign securities may involve currency and other risks not associated with domestic investments. Principal and earnings are not guaranteed in this account.

FIDELITY CONTRAFUND ACCOUNT

This CIGNA Separate Account invests wholly in the Fidelity Contrafund. The Fund seeks to provide long term capital growth by investing in securities of companies that are undervalued or out-of-favor and not widely followed, but are soon to embark on company changes (such as corporate restructuring or new product development), which the portfolio manager expects to be positive.

This Account belongs to a broad category of investments for investors seeking a long-term capital appreciation from equities, with little or no need for current income. While specific account performance may vary, this category is appropriate for those willing to accept potentially high level of account balance fluctuation.

The Account is market-valued daily and provides no guarantee of principal or investment returns.

PBHG GROWTH ACCOUNT

This CIGNA Separate Account seeks capital appreciation. The Fund manager will seek to achieve this objective by investing in companies believed to have an outlook for strong growth in earnings and the potential for significant capital appreciation. Generally the Fund manager will invest at least 65% of the Fund's total assets in common stocks and convertible securities of small capitalization companies (market capitalization or annual revenues under $2 billion). The Fund will likely have somewhat greater volatility than the stock market in general, as measured by the S&P 500 Index. Although Fund managers have no present intention of doing so, this Fund may invest up to 15% of its assets in securities of foreign issuers and may also invest up to 15% of its assets in illiquid securities.

Be aware that the value of the PBHG Growth Account will fluctuate in response to stock market developments. In addition, any investment in foreign securities may involve currency and other risks not associated with domestic investments. Principal and earnings are not guaranteed in this account.

WARBURG PINCUS EMERGING GROWTH ACCOUNT

Money designated for the Warburg Pincus Emerging Growth Separate Account, a separate account of Connecticut General Life Insurance Company, will be invested in shares of the Warburg Pincus Emerging Growth Fund, a mutual fund of Warburg, Pincus Counsellors, Inc., a wholly owned subsidiary of E.M. Warburg, Pincus & Co., Inc. The Warburg Pincus Emerging Growth Fund seeks maximum capital appreciation by investing in a portfolio of equity securities of domestic emerging growth companies. Ordinarily the Fund will invest 65% of its total assets in common stocks or warrants. The remainder of the Fund's assets may be invested in debt securities, preferred stocks, and money market instruments.
The Fund may invest up to 10% of its total assets in foreign securities.

Be aware that the value of the Warburg Pincus Emerging Growth Separate Account will fluctuate in response to stock market developments and changing interest rates. In addition, any investment in foreign securities may involve currency and other risks not associated with domestic investments. Principal and earnings are not guaranteed in this account.

WARBURG PINCUS INTERNATIONAL EQUITY ACCOUNT

Money designated for the Warburg Pincus International Equity Separate Account, a separate account of Connecticut General Life Insurance Company, will be invested in shares of the Warburg Pincus International Equity Fund, a mutual fund of Warburg, Pincus Counsellors, Inc., a wholly owned subsidiary of E.M. Warburg, Pincus & Co., Inc. The Warburg Pincus International Equity Fund seeks long-term appreciation by investing primarily in marketable equity securities of non-United States issues. However, up to 35% of the Fund's assets may be invested in the securities of companies having their principal business activities in the United States. In addition, when Warburg Pincus believes that a conservative or defensive posture is warranted, the Fund may invest temporarily without limit in investment grade debt obligations and securities of U.S. companies.

Be aware that the value of the Warburg Pincus International Equity Separate Account will fluctuate in response to market developments. In addition, any investment in foreign securities may involve currency and other risks not associated with domestic investments. Principal and earnings are not guaranteed in this account.

                          INVESTMENT OF CONTRIBUTIONS

You have the responsibility to decide how your own contributions and the Discretionary Contributions made by your Employer on your behalf will be invested. Your Employer shall be responsible for the investment of Matching Contributions made on your behalf, which shall be invested in shares of Employer Stock. During each Plan Year, you may change the portions of future contributions made on your behalf that will be invested in the above accounts. You may make these changes once every 30 days. Your Plan Administrator will provide you with the forms needed to make this change.

Once every 30 days, during each Plan Year, you may transfer a portion of your Participant's Account between the investment accounts described above, subject to the following rules:

o Amounts may be transferred between the:

  o Guaranteed-Long Term Account

  o INVESCO Industrial Income Account

  o Stock Market Index Account

  o Fidelity Growth Opportunities Account

  o Fidelity Contrafund Account

  o PBHG Growth Account

  o Warburg Pincus Emerging Growth Account

  o Warburg Pincus International Equity Account

In addition, when you become 100% vested in the company Matching Contributions, you may also transfer all or a portion of your balance from the Employer Stock account to the other funds. These transfers can only be made once per calendar year. The minimum amount that you can transfer from this account is $1,000 and an administrative fee of $.07 per share will be charged to your account.

Under certain circumstances, the amount transferred from the Guaranteed Long-Term Account to other investment accounts may be limited by Connecticut General Life Insurance Company.

Please keep in mind that such transfers do not affect the investment mix of future contributions.

SECTION 404(c) PLAN

This Plan is intended to meet the requirements of ERISA section 404(c) and its regulations. Under these rules, plan fiduciaries may be relieved of liability for losses that are a direct and necessary result of participants' and beneficiaries' investment instructions.



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o        Investment instruction may be given by:

         o        Active participants.

         o Former participants who have retained an account balance in the plan.

         o        Beneficiaries.

         o        Alternate payees.

o        Upon your request, we will provide you with the following:

         o A description of the annual operating expenses of each investment alternative (e.g., investment management fees or administrative fees) that reduces the rate of return you receive, and the aggregate amount of these expenses, expressed as a percentage of the average net assets in the investment alternative.

         o Copies of any materials relating to the available investments, to the extent such materials are provided to the plan (e.g., prospectuses, financial statements and reports).

         o A list of assets making up the portfolios of certain funds, and any information on the name of any bank or insurance company issuing a fixed rate investment contract, along with the terms and rate of return under the contract.

         o Information on the value of shares or units in an investment, as well as the past and current investment performance information.

         o Information on the value of the shares or units held in your account.

         If you would like to receive any of the above information, please contact the Plan Administrator.

o You must receive a copy of the most recent prospectus for each registered security in which you actually make an investment. These will be provided to you either before or immediately following your initial investment in the security.

o        Employer Stock:

         o Information relating to the purchase, holding and sale of employer stock, or the exercise of voting and tender rights on employer stock is confidential. This information is available only to you and to those directly involved in administering the plan who have a plan-related need to know the information. Otherwise, the information will only be disclosed if specifically required by law.

                  If the designated plan fiduciary determines that there may be a potential for undue employer influence on participants with regard to the exercise of shareholder rights, an independent fiduciary will be appointed to carry out those activities.

         o Voting rights on employer stock are passed through to participants and beneficiaries.

o You will be responsible for the transaction charge when either a distribution or a loan is made to you.


                       ANSWERLINE 1-800 TELEPHONE SERVICE


The "AnswerLine" service allows you to enroll in the plan, make changes to your retirement investments, to change the amount you contribute to the Plan, and to get information about your Participant's Account. To access the "AnswerLine" service call 1-800-25FACTS or 1-800-253-2287.

Once you have met the eligibility requirements of the Plan, you may use "AnswerLine" to enroll in the plan. Be sure to have your Social Security number ready. "AnswerLine" will prompt you to determine the amount you wish to contribute to the plan. "AnswerLine" will also provide information on the various investment options and allow you to determine how you wish all contributions to be invested.

The "AnswerLine" service allows you to make a variety of changes to your retirement investments. First you may change the way your future contributions are invested. For example, if your contributions are split 50% between two investment funds and you wish to change the allocation of your future contributions to 60% in one fund and 40% in the other, the "AnswerLine" service will make the change immediately for all future contributions.

You may also transfer dollars already in your account among available investment funds. For example, you could move 80% of your employee dollars from one fund to two other funds, allocating 50% to the second fund and 50% to the third. Generally, transactions of this type received on any normal business day before 3:00 p.m. Eastern Time will be initiated the day of the call. Transactions received after 3:00 p.m. Eastern Time will be processed on the next normal business day. "AnswerLine" is normally available 24 hours a day, seven days a week.

As a source of information, the "AnswerLine" service provides you immediate access to information about your retirement savings account. Routine questions such as current account balance or how your savings are currently split between investments can be answered.

If you are considering applying for a loan, you may use "AnswerLine" to initiate a loan transaction. "AnswerLine" can create various loan repayment models based on the amount you wish to borrow or the amount you wish deducted from your pay. Once you have determined what would work best for you, "AnswerLine" will generate a loan application package that will be mailed directly to your home. To complete the loan transaction, sign and return the application to the Plan Administrator within 28 days of receipt.

You may call CIGNA's "AnswerLine" from any touch-tone phone. Be sure to have your Social Security number and personal identification number (PIN) ready.

As your request is processed, the "AnswerLine" service will confirm your instructions to make sure that the transaction can be made according to your investment options, your account balances, and the provisions of your plan. Written confirmation of your transactions will be sent to your home once the transaction has been processed. Please contact your Plan Administrator with any questions you may have regarding this service.


                              YOUR VESTED INTEREST


As you accumulate Years of Service, you acquire a right or "Vested Interest" in the value of the contributions made by your Employer to your Participant's Account. Your Vested Interest cannot be forfeited and increases as follows:


         Years of Service                   Vesting Percentage
         ----------------                   ------------------
         Less than 1                                    0%
         1 but less than 2                             20%
         2 but less than 3                             40%
         3 but less than 4                             60%
         4 but less than 5                             80%
         5 or more                                    100%

Notwithstanding the vesting schedule above, any Qualified Nonelective Contributions or Qualified Matching Contributions we may make on your behalf will be 100% immediately vested.

The portions of your Participant's Account attributable to the following types of contributions are always 100% vested and nonforfeitable:

o        Elective Deferral Contributions

o        Rollover Contributions

o        Prior Employee Contributions

Additionally, regardless of your Years of Service, your Participant's Account will be 100% vested when you reach normal retirement age, become permanently disabled, or die. For further details concerning the disposition of your non-vested account balance upon your termination of employment, please refer to the "Termination Of Employment" section of this booklet.


                          WITHDRAWALS OF CONTRIBUTIONS


WITHDRAWALS  AFTER  AGE  59-1/2

If you have attained age 59-1/2, once every 12-consecutive months, you may withdraw any amount, up to 100% of the value of your:

o        Elective Deferral Contributions, including earnings

See the LIMITATIONS ON WITHDRAWALS section of this booklet.

SERIOUS FINANCIAL HARDSHIP WITHDRAWALS OF ELECTIVE DEFERRAL CONTRIBUTIONS

If you experience a "serious financial hardship," you may request an in-service withdrawal of your Elective Deferral Contributions from your Participant's Account. For purposes of the Plan, a "serious financial hardship" is an immediate and heavy financial need resulting from:

o Expenses for medical care previously incurred by you, your spouse, or any of your dependents; or the amount necessary to pay for you, your spouse, or any of your dependents to obtain medical care.

o Costs directly related to the purchase of your primary residence (excluding mortgage payments).

o Tuition payments and related educational fees for the next 12 months of post-secondary education for you, your spouse, your children, or your dependents.

o Payments necessary to prevent your eviction from your personal residence or to prevent foreclosure on the mortgage on your residence.

The following rules also apply to hardship withdrawals:

o The amount you withdraw cannot exceed the amount required to satisfy the serious financial hardship.

o Only your actual Elective Deferral Contributions and earnings credited to your Elective Deferral Contributions before January 1, 1989 may be withdrawn. The Internal Revenue Code does not permit the earnings credited to your Elective Deferral Contributions after December 31, 1988 to be withdrawn for hardship purposes.

o The amount withdrawn may include the amount necessary to pay income taxes or penalties reasonably anticipated to result from the hardship withdrawal. Thus, the amount of the hardship withdrawal may be "grossed up" for anticipated federal, state and local income taxes and penalties.

o You must obtain all distributions, other than hardship distributions, and all non-taxable loans currently available to you under all plans maintained by us before you can request a hardship withdrawal of your Elective Deferral Contributions.

o You will be suspended from making contributions, including Elective Deferral Contributions, to this Plan and any other deferred compensation plan maintained by us for a period of at least 12 months after you receive your distribution.

o The maximum annual deferral limit that will apply to you for the year immediately following the year in which you take the hardship withdrawal will be reduced by the amount of Elective Deferral Contributions made to your Participant's Account for the year of the hardship withdrawal. (Refer to the section entitled "Annual Limit (Excess Elective Deferrals)" for a description of the maximum annual deferral limit.)

o Generally, any amount withdrawn before age 59-1/2 is subject to regular income tax plus a penalty tax equal to 10 percent of the amount withdrawn.

Other requirements apply to hardship withdrawals. The Plan Administrator can explain these requirements and provide you with the necessary forms you must complete in order to receive an in-service hardship withdrawal.

See the LIMITATIONS ON WITHDRAWALS section of this booklet.

WITHDRAWAL OF PRIOR EMPLOYEE CONTRIBUTIONS

You may withdraw, once every 12-consecutive months, any amount (not exceeding 100%) of the actual value of your Prior Employee Contributions including earnings.

See the LIMITATIONS ON WITHDRAWALS section of this booklet.

SPECIAL NOTE

You will be taxed differently on withdrawals of Prior Employee Contributions, depending upon whether they were contributed before January 1, 1987 or on or after January 1, 1987.

Until you withdraw the full amount of these contributions made before January 1, 1987, you will only have to pay income taxes on any earnings that you withdraw. Earnings will be taxed as ordinary income and may also be subject to the 10% "Additional Tax" discussed below.

Once you have withdrawn the full amount of these contributions made before January 1, 1987, a portion of any further withdrawal you take will be considered, for tax purposes, as if some earnings were withdrawn, regardless of whether they in fact were.

The taxable amount of your withdrawal will be automatically calculated for you when your withdrawal is processed by Connecticut General Life Insurance Company.

WITHDRAWAL OF ROLLOVER CONTRIBUTIONS

Once during a Plan Year, you may withdraw any amount, up to 100%, of the value of your Rollover Contributions.

See the LIMITATIONS ON WITHDRAWALS section of this booklet.

WITHDRAWALS NOT ALLOWED

You may not withdraw the following contributions, as these contributions are meant to accumulate until you retire to provide you with an income during your retirement years:

o        Matching Contributions

o        Discretionary Contributions

SPOUSAL CONSENT FOR WITHDRAWALS

If you are married at the time you take a withdrawal, you may be required to obtain consent in writing from your spouse. Consult with your Plan Administrator for further details.

NOTE: The law does not permit repayment of withdrawals.

                                      LOANS


We realize that there are times when you must have access to the money in your Participant's Account. For this reason we have included a loan provision that allows you to borrow from your Vested Interest attributable to Elective Deferral Contributions, Discretionary Contributions, Rollover Contributions and Prior Employee Contributions. Generally, you must be actively employed to apply for a loan. The Benefits/Payroll Manager will administer our loan program and will be referred to as the Loan Administrator.

To apply for a loan, you have two options: (1) call the AnswerLine at 1-800-253-2287 and follow the instructions, or (2) you can fill out an application and sign a promissory note to repay the amount of the loan with interest. The promissory note verifies that your entire right, title and interest in your Vested Interest shall be used as collateral. The Loan Administrator will supply you with the loan application. If you are married at the time you take a loan, you may be required to obtain consent in writing from your spouse. Consult with your Loan Administrator for further details about these consent requirements.

The Loan Administrator shall make a determination on your loan application on a nondiscriminatory basis. Factors that will be considered in granting your loan may include your creditworthiness and your financial need (similar to those factors required in a normal commercial lending setting). Loans shall not be made available to Highly Compensated Employees on a more favorable basis than to other Employees. You may only have one outstanding loan at any time.

The maximum amount you may borrow is 50% of your entire Vested Interest. In no event may you borrow more than $50,000 minus any loan amounts repaid in the last 12 months. The minimum loan request is $1,000.

The Loan Administrator shall determine what the appropriate interest rate will be at any given time by following procedures that consider interest rates issued by lending institutions under similar circumstances. After you have taken a loan, the interest rate is fixed for the duration of the loan. The terms of the loan will not be changed nor will the interest rate be renegotiated.

Generally, you have five years to repay the loan in equal bi-weekly or semi-monthly installments over the specific loan period. The Loan Administrator may allow you to repay the loan over a period longer than five years if you are using the proceeds of the loan to purchase your primary residence (repayment period may not exceed 120 months).

Repayments must be made through payroll deduction. If you do not make the required payment of principal and interest when due or within a 30-day grace period, your loan shall be considered to be in default and the entire outstanding loan balance will become immediately due and payable. This will be treated as a distribution to you. The significance of the loan balance being treated as a distribution is that the amount of this distribution will be taxable as ordinary income. A form 1099R will be issued to you and the total amount of the distribution will be reported to the IRS. You should know that the inability to repay your loan in a timely fashion is grounds for disapproval of any subsequent loan application from the Plan.

While you are on an authorized unpaid leave of absence, you will be excused from making scheduled loan repayments for a period up to one year.

If you want to prepay the loan, you may do so without penalty.

If you terminate your employment, retire or die while you have a loan, the outstanding loan balance will be treated as part of the distribution of your Participant's account and will be included on the Form 1099R which will be produced when your final check is issued.

For further information regarding loans please see your Loan Administrator.


                           SUSPENSION OF CONTRIBUTIONS


ELECTIVE DEFERRAL CONTRIBUTIONS

You may suspend your Salary Deferral Agreement, at any time, by notifying the Plan Administrator. Such suspension period may extend indefinitely. You may resume having

Elective Deferral Contributions made to the Plan on the first of the month following the expiration of the suspension period.


                            DISTRIBUTION OF BENEFITS


CHOOSING YOUR BENEFICIARY

Upon enrollment, you should choose a Beneficiary on a form available from your Plan Administrator.

If you are married and die before the time your benefit payments are scheduled to begin, the Plan requires that 100% of your Vested Interest be used to provide benefits for your spouse.

Once you reach age 35, you may waive your spouse as your Beneficiary and designate someone else as your Beneficiary under the Plan. Your spouse must consent to this waiver in writing. This written consent must be witnessed by a Plan Official or Notary Public. However, spousal consent is not needed if you are designating your spouse as your Beneficiary for your entire Participant's Account balance under the Plan.

Your spouse may consent to this waiver in one of two ways:

1. Your spouse's consent may specifically acknowledge your designation of a person other than your spouse, in which case any future change of Beneficiary designation must have your spouse's written consent, or

2. Your spouse's consent need not specifically identify the non-spouse Beneficiary, in which case you could change the Beneficiary designation in the future without your spouse's consent.

You may revoke the waiver at any time before your death, which would thus make your spouse the Beneficiary. If you want, you may then make a new election subject to the same provisions as specified above concerning spousal consent.

It is important that you and your spouse understand your respective rights and obligations concerning benefits payable upon your death, and particularly, the financial implications for your spouse of waiving his/her right to benefits upon your death.

Upon the death of any married Participant, the terms of the Plan document will supersede any Beneficiary designation on file that does not comply with the requirements stated above.

Also, since your spouse has certain government-mandated rights to the death benefit, you should immediately inform the Plan Administrator of any change in your marital status.

If you are not married and die before retirement, your Participant's Account balance will be distributed to the Beneficiary you have designated under the Plan.

It is important that you keep the Plan Administrator informed of your Beneficiary's proper name and address at all times. This will insure that your chosen Beneficiary will receive the death benefit available under the Plan.

If you do not designate a Beneficiary or if no named Beneficiary survives you, your Participant's Account balance will be distributed in accordance with the terms of the Plan. Please contact your Plan Administrator for further details.

PAYMENT OF DEATH BENEFITS TO YOUR SPOUSE

If you die before your Normal Retirement Date and hadn't previously elected an annuity form of distribution from the Plan (other than an Installment Refund Annuity), and your total Vested Interest exceeds (or at the time of any prior distribution exceeded) $3,500, your spouse will receive your total Vested Interest in the form of a single sum cash payment within a reasonable period of time after the Plan Administrator is informed of your death, unless your spouse elects another form of payment.

If you had previously elected an annuity form of distribution from the Plan (other than an Installment Refund Annuity), and your total Vested Interest exceeds (or at the time of any prior distribution exceeded) $3,500, your spouse must consent to the distribution before it is made.

If your spouse does not consent to a distribution, all benefits will be deferred and will be paid subject to the requirements stated under the "Death Benefit Commencement Date" section of this booklet. If your spouse does not consent to a distribution prior to the date that is five years after your date of death, the provisions of 2. under the "Death Benefit Commencement Date" section of this booklet will apply.

If you die on or after your Normal Retirement Date and if your total Vested Interest exceeds $3,500, and your spouse does not consent to a distribution, the distribution will be made in the form of a Preretirement Survivor Annuity that will provide your spouse with a series of monthly payments for his/her life or, at his/her option, a benefit of equal value in any other form of payment available under the Plan.

PAYMENT OF DEATH BENEFITS TO A BENEFICIARY OTHER THAN YOUR SPOUSE

If your benefit is to be paid to a Beneficiary other than your spouse, and if your total Vested Interest exceeds (or at the time of any prior distribution exceeded) $3,500, unless your Beneficiary elects another form of distribution, that portion of your Vested Interest payable to the Beneficiary will be distributed in the form of a single sum cash payment within a reasonable period of time after the Plan Administrator is notified of your death.

PAYMENT OF DEATH BENEFITS WHEN VESTED INTEREST IS LESS THAN $3,500

If your total Vested Interest is $3,500 or less at the time it becomes payable, the distribution will always be made in the form of a single sum cash payment and shall be paid within a reasonable period of time after the Plan Administrator is notified of your death.

DEATH BENEFIT COMMENCEMENT DATE

If you die after your benefits have commenced, the remaining portion of your Vested Interest that has not been distributed to you will be paid to your Beneficiary at least as rapidly as under the method of distribution in effect prior to your death.

If you die before distribution of your Vested Interest has commenced, your entire Vested Interest will be distributed no later than five years after your death unless your Beneficiary elects 1 or 2 below:

1. If your benefits are being paid to a Beneficiary other than your spouse, the benefit will be paid in the form of a life annuity (or in installments over a period not extending beyond the life expectancy of the Beneficiary) starting no later than one year after your death.

2. If your spouse is your designated Beneficiary, the benefit will be paid in the form of a life annuity (or in installments over a period not extending beyond your spouse's life expectancy). However, the payments are not required to begin prior to the date you (not your spouse) would have attained age 70-1/2.

WHEN PAYMENT OF YOUR BENEFITS WILL BEGIN

If your total Vested Interest exceeds (or at the time of any prior distribution exceeded) $3,500, you and, in some limited circumstances, your spouse must consent to the distribution of your benefits. The Plan Administrator will provide you with a Notice within a reasonable time after the occurrence of an event that permits a distribution (for example, termination of employment or retirement). This Notice will provide you with a general description of the important features, and an explanation of the relative values of the available optional forms of benefit. The Notice must be provided no less than 30 days, and no more than 90 days, before the commencement of your benefits. You may not consent to a distribution either before you receive this Notice or more than 90 days before the distribution of your benefits is made.

An election to receive an immediate distribution of Plan benefits in excess of $3,500 is not valid unless you receive notice of certain rights no less than 30 days and no more than 90 days before the distribution. The notice includes a general description of the important features, and an explanation of the relative values of the available optional forms of benefit. However, you may waive the 30-day minimum period that must precede a distribution by making an election to do so. You can receive your distribution less than 30 days after the required notice if: (1) the Plan Administrator notifies you that you have at least 30 days after receiving the notice to consider the decision of whether or not to elect the distribution and
(2) you make an affirmative election to receive the distribution after receiving the notice.

The Notice discussed above will also inform you of your right, if any, to defer distribution of your benefits to a date of your choosing. This date may not be later than your attainment of age 62. You will have 90 days from the date you receive the Notice from the Plan Administrator to elect and consent to a distribution, to defer distribution or to take no action. If you elect to defer, this election may not be changed. If you take no action, distribution will be made at your attainment of age 62 in the form of a Joint and Survivor Annuity or cash.

If you retire after your attainment of age 62, you may not defer distribution of your benefits.

If your total Vested Interest is $3,500 or less at the time it becomes payable, your distribution will always be in cash and will be made at your termination of employment. Such a distribution may not be deferred. The consent of you and your spouse is not required for such a distribution.

HOW YOUR BENEFIT WILL BE PAID

Benefits may be received in the form of an annuity, cash, Employer stock or a combination of these. If you do not elect a distribution option, your benefit will, in most cases, be paid in the form of a single sum cash payment.

Your election must be made in the 90-day period preceding the start of your benefit payments. This 90-day period is referred to as the "benefit election period." During the benefit election period, you may change your election as often as you wish.

Generally, you may take a distribution without having to obtain your spouse's consent. However, if you are married, you will need your spouse's consent to elect an annuity option other than a Joint and Survivor or an Installment Refund Annuity. You will also need your spouse's consent if you change your election from any annuity option other than the Installment Refund Annuity.

Your Plan Administrator can explain to you in greater detail what additional requirements must be satisfied in order to obtain valid spousal consent, if necessary.

PURCHASING AN ANNUITY

An annuity is a retirement benefit providing monthly payments over a period of time. Annuities can be:

o        Fixed: providing level monthly payments,

o Variable: providing payments in an amount which may go up or down depending on investment performance, or

o        A combination of fixed and variable.

The following annuity forms are offered:

o JOINT AND SURVIVOR ANNUITY. If you are married when you retire and do not choose otherwise, a Joint and Survivor Annuity will be purchased for you. This annuity provides fixed monthly payments to you for life. At your death, monthly payments (in an amount equal to 50% of the monthly amount payable to you, or 100% if you so elect) will continue for the life of the spouse to whom you were married at the time the annuity was purchased. If you decide to accept the Joint and Survivor Annuity at retirement or to elect another annuity form, your decision is final and cannot be changed in response to a post-retirement change in circumstance.

         As a married Participant, you may choose another annuity form. Your spouse, however, must consent in writing to this decision. The consent must be witnessed by a Plan Representative or Notary Public. You may then select any of the other annuity forms available. During your "benefits election period" you may change such optional form of benefit provided spousal consent is obtained, unless the change is back to a Joint and Survivor Annuity.

o YEARS CERTAIN AND LIFE ANNUITY. This annuity provides monthly payments to you for life. You may choose 10 or 15 years as the "certain period." If you die before receiving payments for 10 (or 15) years, payments in the same amount will continue to your Beneficiary for the rest of the certain period.

o CONTINGENT ANNUITANT - TEN YEAR CERTAIN AND LIFE ANNUITY. This annuity provides monthly payments to you for life. At your death, payments will continue to your contingent annuitant for life. If you die before receiving payments for 10 years, payments to your contingent annuitant will be in the same amount you received. After the end of the 10-year period, 50% (or 100% if you so elect) of the monthly amount payable to you will continue to your contingent annuitant for life. If both you and your contingent annuitant die within the 10-year period, payments will continue to your Beneficiary for the rest of the 10-year period.

o FLEXIBLE INSTALLMENT REFUND ANNUITY. This annuity refunds your account balance to you in monthly payments over a number of years. The actual payment that is made each year is determined on the basis of your life expectancy under IRS tables. The life expectancy is redetermined annually and the amount of the monthly payment may change each year. If you should die, the remaining balance in your account will be distributed to your named Beneficiary.

o INSTALLMENT REFUND ANNUITY. This annuity refunds your account balance to you for a period certain of 5, 10, or 15 years. At the end of this time, all payments will stop. If you die before the end of the period you select, the payments will continue to your Beneficiary for the remainder of the period.

SPECIAL NOTE

The value of your account used to provide an annuity will be reduced by a state tax, if applicable, and a policy handling fee. If the amount available to purchase an annuity is less than $3,500, an annuity will not be purchased and the distribution will always be made in cash. You may not elect to defer receipt of this cash distribution.

REQUIRED DISTRIBUTIONS

If you continue to work after your Normal Retirement Date, your Plan Administrator will confirm in writing that distribution of your account will begin on the first day of the month coinciding with or next following your retirement. Your distribution must begin no later than the April 1 following the calendar year in which you reach age 70-1/2. However, if you reach age 70-1/2 before January 1, 1988 and you were not a 5% owner of the Employer during the Plan Year in which you reached age 66-1/2, nor were you a 5% owner in later Plan Years, you may defer receiving your distribution until the April 1 date following the calendar year in which you retire.

TERMINATION OF EMPLOYMENT

You will be entitled to a distribution of the Vested Interest of your Participant's Account if you terminate employment before your retirement date. Please refer to the DISTRIBUTION OF BENEFITS section of this booklet for further details.

Any amounts in your account that are not vested will be forfeited at the time you incur five consecutive one-year Breaks in Service following your termination. However, if you terminate employment as a result of a permanent disability, you will receive 100% of your account.

If you terminate your employment and later return to work with us, and again become a Participant, the following will occur to any non-vested contributions which were maintained in your Participant's Account on your date of termination:

o If you return to work before you have incurred five consecutive one-year Breaks in Service, that portion of your account which was not vested will not be forfeited.

o If you return to work after you have incurred five consecutive one-year Breaks in Service, that portion of your account which was not vested will be forfeited, and will not be restored.

Upon your re-enrollment in this Plan, your vesting percentage will take into account all Years of Service except those years excluded in the VESTED INTEREST section of this booklet.

TAX WITHHOLDING ON PAYMENTS AND DIRECT ROLLOVER OPPORTUNITIES

Generally, you can choose to have the taxable portion of a payment from this Plan paid to you in two ways. You can have all or a portion of your payment either (1) paid in a DIRECT ROLLOVER or (2) PAID TO YOU. The choice you make will affect the taxes you owe.

If you choose a DIRECT ROLLOVER:

o Your payment will be made directly from this Plan to the individual retirement account or annuity (IRA) of your choice or to a qualified defined contribution plan that will accept your rollover.

o Your payment will not be taxed in the current year and no income tax will be withheld from the payment. Instead, your payment will be taxed later, when you take it out of the IRA or the qualified plan.

         For example, if your payment is $10,000, and you choose a direct rollover for this entire amount, the Plan will pay the $10,000 to the IRA or qualified plan of your choice. No taxes will be withheld from this amount, and you will not owe any income tax on the $10,000 until you later take it out of the IRA or qualified plan.

o        You cannot choose a direct rollover for payments of less than $200.

o You cannot choose a direct rollover of the amount used to repay (offset) an outstanding unpaid loan balance.

         For example, your vested account balance is $10,000. You have a $4,000 loan. Your plan loan is secured by your account balance. You terminate employment without repaying the outstanding loan and the Plan offsets your account balance by $4,000 to repay the unpaid loan balance. When your account balance is distributed, you could choose a direct rollover of the remaining $6,000. You could not, however, elect a direct rollover of the $4,000 used from your account to repay the outstanding unpaid loan balance.

If you choose to have your payment PAID TO YOU:

o You will only receive 80% of the payment, because the Plan Administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding. The amount withheld is credited against your taxes when you file your income tax return. The 20% withholding requirement is not an additional tax.

         For example, if your payment is $10,000, and you choose to have the payment paid to you, you will receive only $8,000 because the Plan Administrator must withhold $2,000 as income tax. However, when you prepare your income tax return, you will report the full $10,000 as a payment from the Plan to you. The $2,000 will be reported as income tax withheld, and it will be credited against any income tax you owe for the year.

o If you receive the payment before age 59-1/2, you may have to pay an additional 10% tax.

o You can roll over the payment made to you by paying it to an individual retirement account or annuity (IRA) or to another qualified plan within 60 days of receiving the payment. You will not be taxed on the amount rolled over until you take it out of the IRA or qualified plan. However, the Plan Administrator must still withhold 20% of the payment when it is paid to you. Therefore, if you want to roll over 100% of the payment to an IRA or a qualified plan, you must find other money to replace the 20% that was withheld. If you only roll over the 80% that you received, you will be taxed on the 20% that was withheld but was not rolled over.

         For example, your payment is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days of receiving the $8,000, you may roll over the entire $10,000 to an IRA or another qualified plan. To do this, you roll over the $8,000 you received from the Plan, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the IRA or qualified plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of the $2,000 withheld.

         If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

o You may choose to have part of your payment paid to you and part paid in a direct rollover to your IRA or to a qualified plan. However, the portion paid as a direct rollover must equal at least $500. In addition, if the taxable amount of your payment is $500 or less, you may not divide the payment and have part of it paid to you and part of it paid in a direct rollover.

The rules described above apply to the taxable portion of your payment. These rules do not apply to payments of non-taxable monies. In addition these rules also do not apply to payments from an annuity payable over your life or from an annuity that makes payments over a period of ten or more years. In addition, these rules do not apply to the minimum required payments that you must begin to receive when you reach age 70-1/2.

The Plan Administrator will provide you with a more detailed description of your payment options, tax rules and direct rollover rights when you request a withdrawal or distribution from the Plan.

10% "ADDITIONAL TAX"

A distribution or withdrawal of taxable money is generally subject to a 10% additional tax if it is considered to be taken "early." An early distribution or withdrawal is one that occurs before you reach age 59-1/2, die, or become totally or permanently disabled.

There are exceptions to the 10% additional tax for:

o a distribution made to you after separation from service in the form of a lifetime annuity for you, or for you and your Beneficiary

o any distribution made to you upon the termination of your employment after you reach age 55

o any withdrawals used to pay unreimbursed medical expenses for you or your dependent in excess of 7.5% of your adjusted gross income as reported on your Form 1040 federal tax return

o any withdrawal or distribution made under the terms of a Qualified Domestic Relations Order

o any corrective distributions made to satisfy the Actual Deferral Percentage Test or the Actual Contribution Percentage Test.

The 10% additional tax will not apply to any of the following types of contributions that are distributed from the Plan:

o        Prior Employee Contributions

However, the 10% additional tax will apply to the early withdrawal of any investment gains you are deemed to have taken on the above contributions.

Your Plan Administrator will provide you with information on the tax consequences of your distribution. However, you should consult your own tax advisor for more complete information regarding your particular tax situation.


                                   RETIREMENT


Your Normal Retirement Date will be the first day of the month following the date you attain age 55. If you continue to work past your Normal Retirement Date, you will remain a Participant in the Plan and contributions will continue to be made on your behalf until you retire. You are always 100% vested on your Normal Retirement Date.

When you do retire, you will receive a total distribution of your Participant's Account. There are government-imposed regulations regarding the distribution of your retirement benefits. Please refer to the DISTRIBUTION OF BENEFITS section of this booklet for further details.

                       CIRCUMSTANCES WHICH MAY LIMIT PLAN
                            PARTICIPATION OR BENEFITS


The following conditions may have an effect on the contributions made to your Participant's Account or your further participation in this Plan:

o If your benefit is paid to you in one lump sum, you will receive no further benefits.

o If you become eligible for a disability benefit before your retirement, you will receive the entire value of your account, and no further contributions will be made on your behalf.

o You can expect the Plan to continue indefinitely. However, we may modify, suspend or terminate the Plan should circumstances force us to do so. If the Plan is terminated, contributions to the Plan will stop. If we have not established a successor plan, you will be entitled to receive a distribution of your Participant's Account.

o Your account may be reduced if we determine that certain expenses necessary to operate and administer the Plan will be deducted from your Participant's Account.

o Your Vested Interest will not increase during Plan Years in which you do not complete a Year of Service.

o Once you have incurred five consecutive one-year Breaks in Service following your termination of employment, you will forfeit the non-vested portion of your Participant's Account.

o You will not be entitled to a benefit if you terminate employment before you have any Vested Interest.

                       QUALIFIED DOMESTIC RELATIONS ORDERS

A Qualified Domestic Relations Order is a court order that creates or recognizes an alternate payee's (e.g. spouse, former spouse, child) right to part or all of your Plan benefits. While ERISA generally protects Plan benefits against creditors, Qualified Domestic Relations Orders are an exception. Such an order may require payment of benefits to an alternate payee before the Participant has separated from service and/or is entitled to a distribution on account of retirement, termination, death or disability, even though the Plan prohibits distributions to the Participant earlier than one of these events. The Plan Administrator must notify you if the Plan receives a domestic relations order and must also determine, within a reasonable time, if the order is qualified. You and each alternate payee will be notified of the decision. In the meantime, the benefits affected are segregated in a separate account.

                           LIMITATIONS ON WITHDRAWALS

Under certain circumstances, the withdrawal that you receive from your Participant Account may be delayed by Connecticut General Life Insurance Company. The circumstances under which this may happen are fully described in the Group Annuity Contract. No payment would be delayed, however, under these circumstances in the event of your death, Retirement, Termination of Employment with us or total and permanent disability.

                              TOP HEAVY PROVISIONS

A Plan is deemed to be Top Heavy if adjusted account balances attributable to Key Employees are 60% or more of the total adjusted account balances.

Key Employees are generally considered to be certain officers and owners of the Employer.

If the Plan is deemed to be Top Heavy for any given Plan Year, the following Plan provisions will change:

o A minimum contribution of 3% of your Compensation (4% under certain circumstances) may be made on your behalf. If the contribution we make is less than 3%, the contribution made on behalf of Non-Key Employees will equal the greatest contribution, as a percentage of Compensation, made on behalf of any Key Employee.

o However, if you are a Non-Key Employee and also a Participant in a defined benefit plan sponsored by Marine Drilling Management Company, instead of the minimum contribution described above, you will be provided with a minimum benefit in the defined benefit plan. The minimum benefit will be equal to the average of your five highest consecutive calendar year compensation amounts multiplied by the lesser of: 2% (3% in certain instances), multiplied by the number of years of service you have accrued; or 20% (20% plus one percentage point for each year that this Plan is maintained to a maximum of 30%, in certain instances). Specific compensation periods and years of service to be taken into account in the calculation of this benefit will be according to the rules set forth in the defined benefit plan.

See your Plan Administrator for more details.


                             ADDITIONAL INFORMATION


THE EMPLOYERS:

Marine Drilling Companies, Inc.
One Sugar Creek Center Boulevard, Suite 600
Sugar Land, Texas 77478-3556

Marine Drilling Management Company
One Sugar Creek Center Boulevard, Suite 600
Sugar Land, Texas 77478-3556

THE EMPLOYERS' IDENTIFICATION NUMBERS:

74-2558926

74-2570231

YOUR PLAN'S NUMBER: 001

PLAN ADMINISTRATOR: Marine Drilling Management Company will serve as Plan Administrator and will be responsible for administration of the Plan and benefit information. The Company's Benefits/Payroll Manager has been designated to represent the Plan Administrator. You may contact this person at:

Marine Drilling Management Company
One Sugar Creek Center Boulevard, Suite 600
Sugar Land, Texas 77478-3556
Telephone: (713) 243-3000

TRUSTEE:

CG Trust Company, an Illinois Company
525 West Monroe Street
Suite 1800
Chicago, IL 60661-3629

AGENT FOR SERVICE OF LEGAL PROCESS: Your Plan Administrator is designated to receive any summons or legal notice delivered to inform the Plan of a legal action concerning it.

In addition, the Trustee may receive any summons or legal notice delivered to inform the Plan of a legal action concerning it.

PLAN FIDUCIARIES: This Plan's Fiduciaries are the Employer, the Plan Administrator and the Trustee(s).

PLAN TYPE: Our Plan is a defined contribution profit sharing plan. This means that we will make a contribution on the behalf of each Participant. In addition, we will make a contribution equal to the amount by which the Participant's Compensation was deferred, pursuant to a Salary Deferral Agreement.

The amount of contributions we make on your behalf may vary from year to year. However, we may choose to base contributions on business profits in any Plan Year, if we so desire.

The actual value of these contributions at the time of your retirement will be used to provide your retirement benefit. Because individual participant accounts are maintained for defined contribution plans, the benefits under such plans are not eligible to be insured by the Pension Benefit Guaranty Corporation.

TYPE OF ADMINISTRATION: This Plan operates under a contract administration. This means that Plan contributions accumulate and benefit payments are payable under a group annuity contract. Our contract is with Connecticut General Life Insurance Company.


                    APPROVAL BY THE INTERNAL REVENUE SERVICE


This Plan is intended to be a "Qualified" plan under Internal Revenue Code section 401(a). As such, contributions made to the Plan are not taxable to you until distributed. In the unlikely event the Internal Revenue Service determines that the Plan does not meet IRS qualification requirements, then all contributions shall cease. At such time, your contributions will be returned to you.

                                YOUR ERISA RIGHTS


As a Participant, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

o Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U. S. Department of Labor, such as detailed annual reports and Plan descriptions.

o Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

o Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

o Obtain a statement telling you whether you have a right to receive a benefit at Normal Retirement and, if so, what your benefit would be at Normal Retirement if you stop working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement free of charge.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan are called "Fiduciaries" of the Plan and are identified in the ADDITIONAL INFORMATION section of this booklet. They have a duty to operate the Plan prudently and in the interest of you and other Plan Participants and Beneficiaries. No one, including your Employer or other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for a benefit which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan Fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, if for example, it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.


                              CLAIMING YOUR BENEFIT


To claim your benefit under the Plan, you (or your Beneficiary) should make an appointment with the Plan Administrator to complete the forms necessary to process the benefit. Normally, your Plan Administrator will help you to complete the forms, which must be signed by both you and the Plan Administrator. If approved by the Plan Administrator, the forms will then be sent to Connecticut General Life Insurance Company for processing.

A decision regarding the status of your claim should be made by the Plan Administrator within 90 days from the date the claim is filed.

IF YOUR CLAIM IS DENIED

Government regulations set forth specific procedures to take care of the rare instance when a claim for a benefit is denied in whole or in part. A claim for a benefit might be denied if:

1. The Plan Administrator does not believe a Participant is entitled to a benefit.

2. The Plan Administrator disagrees with the amount of benefit to which the Participant believes he is entitled.

If this happens to you, the Plan Administrator should notify you, in writing, of the reasons for the denial within 90 days of the date you make your claim. If more time is required for a special case, the Plan Administrator may take up to an additional 90 days, but you will receive written notification explaining the special circumstances which require more time as well as indicate the date by which a final decision is expected (see the NOTE below). The notice of denial should:

o explain why your claim for a benefit has been denied and specify the Plan provisions on which the denial was based;

o provide a description of any additional information needed and an explanation of why it is necessary;

o        explain the claim review procedure.

If you do not receive notice of the status of your claim or the denial of your claim from the Plan Administrator within 90 days, or within 180 days if it is a special case, you can assume your claim has been denied and you may then request a review of your denial.

REVIEW OF THE DENIAL

If your claim has been denied, you may request a review of the denial. You have 60 days after receipt of the written notice of denial to request a review. This request must be in writing and may be made to any Plan Fiduciary. (The ADDITIONAL INFORMATION section of this booklet identifies the Plan Fiduciaries.) If you wish, you (or your representative) may also review the Plan documents and submit issues and comments supporting your claim, in writing, to the appropriate Plan Fiduciary.

A review of the denial should be made in writing by the Plan Fiduciary within 60 days (see the NOTE below) after your request is received. The decision should:

o        be written in a manner you can easily understand;

o        specify the Plan provisions on which the decision is based;

o        tell you the results of the review.

If you do not receive a decision on your request for review within 60 days, you can assume your request has been denied.

If you disagree with the results of the review, you may file suit in federal or state court. If your suit is successful, the court may award you legal costs including attorney's fees.

NOTE: The 90 and 60 day deadlines may be extended under special circumstances. You will be told of the extension in writing before the end of the 90 (or 60) day period. The extension notice will state why the extension is needed and the date you may expect a decision.

                                      NOTES